                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT
                                 --------------


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (date of earliest event Reported) January 25, 2000
                                                        ------------------



                              COLUMBIA ENERGY GROUP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                       1-1098               13--1594808
----------------------------          ------------        -------------------
(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)        Identification No.)


                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                ------------------------------------------------
                    (Address of principal executive offices)


        Registrant's telephone number, including area code  (703) 561-6000
                                                          ------------------

Item 5.  Other Events

         Information contained in a News Release dated January 25, 2000 is incorporated herein by reference.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Columbia Energy Group
                                            ------------------------------
                                              (Registrant)




                                            By /s/ J. W. Grossman
                                               ---------------------------
                                               Vice President & Controller

Date: January 27, 2000

FOR IMMEDIATE RELEASE                                                 Contacts:
                                                                      ---------
January 25, 2000                News Media:     R.A. Rankin, Jr. (703) 561-6044
                                              Michael J. McGarry (703) 561-6063
                       Financial Community:     Thomas L. Hughes (703) 561-6001
                                           Melissa E. Bockelmann (703) 561-6011

COLUMBIA ENERGY GROUP
REPORTS 1999 RESULTS

         HERNDON, Va., Jan. 25--Columbia Energy Group today reported an 18 percent increase in income from continuing operations to $355 million for 1999 compared to $300.3 million last year. On a diluted basis, this was $4.29 per share in 1999, versus $3.58 in 1998.

         Oliver G. Richard III, chairman, president and CEO of Columbia Energy Group, said, "1999 was an eventful year as we continued to reposition for the future. We made some hard decisions regarding the direction of Columbia's marketing business, while delivering record consolidated operating income of $648.4 million--a 12 percent increase over last year's previous record. Four of Columbia's five business segments reported record operating income. Columbia's core businesses--transmission and storage, distribution and exploration and production operations--completed three straight years of improved annual results."

         Also affecting results from continuing operations in 1999 were a $49 million after-tax gain recorded in connection with the termination of a customer's long-term power purchase contract, a $20.6 million after-tax gain on the final producer claim stemming from bankruptcy proceedings concluded in 1995, and an after-tax gain of $7.8 million on the sale of Columbia's interest in the Trailblazer pipeline partnership.

          These improvements were partially offset by losses on Columbia's retail marketing operations of an additional $32.9 million, higher interest expense, and professional fees primarily related to Columbia's response to an unsolicited tender offer. Increasing 1998 results was a $16.5 million after-tax settlement gain related to postretirement benefit costs that reflected the purchase of insurance for a portion of those liabilities. Weather in both years continued to be warmer than normal, but 1999 was colder than 1998.

         "Our regulated businesses had several significant achievements in 1999," said Richard. "These included: Columbia Gas Transmission completed the final phase of its largest ever market expansion project, adding about 500,000 Mcf (thousand cubic feet) per day of firm transportation service. Moreover the transmission and storage, and distribution segments continued to develop innovative programs aimed at improving efficiencies while minimizing costs. Also, Columbia Gas of Ohio's regulatory settlement provides opportunities to generate new sources of revenues with no increase in customer rates.



                                    - more -

         "In 1999, we also made substantial progress to enhance future growth in Columbia's non-regulated businesses," said Richard. "Operating income within our exploration and production business rose about 19 percent, aided by benefits from recent acquisitions and an expanded drilling program, resulting in a 21 percent increase in proven reserves to approximately 966 billion cubic feet equivalent at year-end. A record drilling program of 253 wells, with an 85 percent success rate, and successful completion of two deep wells in West Virginia that could redefine the Appalachian Basin contributed to this achievement.

         "We made a number of other strategic acquisitions and investments in nonregulated businesses, Richard added. "We tripled our propane operations, and are building the first leg of a fiber network for telecommunications from Washington, D.C. to New York City that is due to be completed in the first quarter of 2000. Since the beginning of 2000, Columbia subsidiaries have gained full ownership of Cove Point LNG operations, and Columbia Electric has increased power generation capacity under construction and development to approximately 3,550 megawatts.

         "In addition," he stated, "we took aggressive steps to realign our energy marketing segment. We have exited the wholesale and trading business, and have decided to exit major accounts. In conjunction with management's ongoing assessment of the opportunities and challenges facing Columbia's marketing operations, a letter of intent with Metromedia Energy for a joint venture to market retail energy and related services has expired and will not be renewed. Columbia Energy Services is focusing its efforts on the retail gas and electric power markets primarily in and around our existing operating region."

         For 1999, Columbia's energy marketing segment reported disappointing results with higher costs that included the write-down of certain assets in retail marketing, and reflected the ongoing process of integrating recent propane and petroleum acquisitions into Columbia Propane's operations.

         Discontinued operations include the wholesale and trading and major accounts businesses of Columbia Energy Services and reflected an after-tax loss of $105.8 million or $1.28 per share, compared to an after-tax loss of $31.1 million, or $0.37 per share in 1998.

         Taking into account income from continuing operations and the loss from discontinued operations, Columbia reported net income of $249.2 million, or $3.01 per share on a diluted basis in 1999, versus $269.2 million or $3.21 per share for the prior year. The company repurchased 2.5 million shares under a program begun in February 1999 that was suspended in October pending consideration of strategic alternatives.

         Total revenues were $3.2 billion in 1999, compared to $2.6 billion in 1998, after elimination of discontinued operations.

         Overall, Richard said, Columbia is in an excellent position going into 2000 to capture growing opportunities from its mix of valuable, strategically located assets. He also reported that the process continues to move forward expeditiously for exploring strategic alternatives to generate value in excess of that which could be created by Columbia's existing business plan or the unsolicited proposal from NiSource Inc. He noted that, as disclosed in late December, Columbia and its financial advisors received preliminary indications of interest from numerous companies, and have invited a number of these companies--including NiSource--into a second round of the process.

                                    - more -

         "We continue to consider a variety of possible transactions, including a merger, reorganization or the disposition of a material amount of stock or assets," the Columbia chairman said. "At this stage, we cannot comment on the expected timing of any decision or the names of the second round participants. We will make all necessary public disclosures in a timely fashion. As we have previously stated, however, there can be no assurance that any discussions will result in a transaction or other action."

1999 RESULTS BY SEGMENT
-----------------------

         TRANSMISSION AND STORAGE reported operating income of $350.1 million, up $24 million over 1998. The increase primarily reflected the pre-tax effect of a producer settlement and additional revenues primarily driven by Columbia Gas Transmission's market expansion project. The 1998 results benefited from reduced postretirement benefit costs and Columbia Gulf's regulatory settlement. Both periods included base gas sales, $14.7 million in 1999 and $13.9 million in 1998.

         DISTRIBUTION'S operating income of $254.6 million was up $28.8 million, primarily due to the weather-related improvement mentioned previously. Weather was 12 percent colder than in 1998, but both years were still warmer than normal. Results for 1999 also improved due to lower gross receipts and property taxes as well as new regulatory settlements for Columbia Gas of Ohio and Columbia Gas of Virginia. Tempering these improvements was a reduction in retained income by Columbia Gas of Ohio resulting from the 1998 expiration of its 1996 regulatory settlement, as well as higher operation and maintenance expense. Lower postretirement benefit costs added approximately $16 million to 1998 operating income.

         EXPLORATION AND PRODUCTION'S operating income of $44.2 million rose $7 million over 1998 due to higher gas production resulting from an expanded drilling program, acquisitions, and $6 million of income from the termination of two cogeneration sales contracts, partially offset by lower natural gas prices. Gas production of 45.8 billion cubic feet (Bcf) was up 6.7 Bcf over 1998, while natural gas prices averaged $2.66 per thousand cubic feet (Mcf) for 1999 compared to $2.91 per Mcf in 1998. Due in part to hedging and gas prepayment activities, Columbia Energy Resources expects the average gas price for its first quarter 2000 production to be approximately $3.34 per Mcf.

         ENERGY MARKETING, which consists of the retail marketing, propane and petroleum operations, reported an operating loss of $54.5 million or $40.9 million greater than the operating loss in 1998. Approximately $33 million of the increased loss was attributable to retail marketing operations, and was primarily due to higher operating costs and the write-down of certain software and uncollectible accounts. Other factors contributing to this segment's loss include additional costs associated with the ongoing process of integrating recent acquisitions made by Columbia Propane that substantially expanded its operations, and lower propane margins. Propane sales in 1999 were 178.3 million gallons, up 111.8 million gallons, or about 168 percent over 1998, and sales of petroleum products totaled 202.4 million gallons in 1999.

         The POWER GENERATION, LNG AND OTHER segment's 1999 operating income of $71.5 million reflected a $71 million benefit recorded by Columbia Electric related to the termination of a customer power purchase contract. Operating income for this segment in 1998 was $6.6 million. Revenues from Columbia's LNG partnership were down slightly.



                                    - more -

         The CORPORATE segment posted an operating loss of $17.5 million versus an $800,000 loss in 1998. The additional loss resulted from expenses incurred for consulting and related services, primarily those required to respond to the unsolicited tender offer.

OTHER INCOME, INTEREST EXPENSE AND TAXES

         Other income of $29.2 million for 1999 was up $16.9 million, due largely to gains of $12.1 million on the sale of Columbia's interest in a pipeline partnership and $2.9 million from the sale of coal properties. Interest expense of $164.4 million increased $19.9 million over 1998 due largely to higher short-term borrowings to finance recent acquisitions and to fund Columbia's stock repurchase program.

         Income tax expense for 1999 of $158.2 million rose $9.4 million, primarily due to higher income from continuing operations. Income benefited from tax planning initiatives in both 1999 and 1998.

FOURTH QUARTER RESULTS

         Columbia reported income from continuing operations of $155.3 million, or $1.89 per share on a diluted basis, for the fourth quarter of 1999, up $47 million, or $0.60 per share over 1998. The gain recorded from terminating a customer power purchase contract, a gain on the sale of Columbia's interest in a pipeline partnership and four percent colder weather were tempered by higher costs for the energy marketing operations and higher professional fees primarily related to Columbia's response to an unsolicited tender offer. Total revenues were $960 million in the fourth quarter of 1999, an increase of $195.5 million over 1998.

         TRANSMISSION AND STORAGE operating income for the 1999 fourth quarter was $94.6 million, essentially unchanged from the same period in 1998.

         Operating income for the DISTRIBUTION OPERATIONS was $106.5 million, up $15.8 million over the 1998 fourth quarter due in large part to colder weather in 1999 and improved income from Columbia Gas of Ohio's 1999 regulatory settlement.

         Operating income of $20.1 million for EXPLORATION AND PRODUCTION rose $11.3 million above the 1998 quarter, reflecting increased gas production from new production coming on-line and acquisitions, as well as 19 percent higher gas prices and $6 million of income from the termination of two cogeneration sales contracts. Fourth quarter 1999 production of 11.7 Bcf rose 1.3 Bcf, or 13 percent, while prices received for natural gas production averaged $3.14 per Mcf, up 51 cents per Mcf from the 1998 period.

         ENERGY MARKETING, which consists of the retail marketing, propane and petroleum operations, reported an operating loss of $29.3 million compared to an operating loss of $6 million in the 1998 fourth quarter. A portion of the increased loss related to one-time charges connected with the write-off of certain assets of Columbia Energy Services. Other factors reducing Columbia Energy Services' retail marketing results included higher other costs and lower margins. Also contributing to the segment's increased loss were lower propane margins and higher operating expenses associated with the expanded operations of Columbia Propane.

         Operating income for the POWER GENERATION, LNG AND OTHER segment was $69 million in the 1999 fourth quarter and $900,000 in the 1998 period. The increase was due to a $71 million benefit recorded by Columbia Electric related to the termination of a customer power purchase contract.



                                    - more -

         The CORPORATE segment reflected an operating loss of $7.1 million versus operating income of $1.5 million in the 1998 fourth quarter. The loss resulted from expenses incurred for consulting and related services, primarily those required to respond to the unsolicited tender offer.

         DISCONTINUED OPERATIONS had an after-tax loss of $59.9 million for the 1999 fourth quarter compared to an after-tax loss of $20.6 million in the 1998 period. The loss was primarily due to recording a loss on disposal for the major accounts business, costs related to exiting the wholesale and trading and major accounts businesses, plus lower margins and higher operation and maintenance costs.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as propane and petroleum product sales, electric power generation and retail energy marketing. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

         This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning, on a consolidated, segment or subsidiary basis, Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, propane and petroleum product sales, electric power generation, retail energy marketing, plans to acquire or dispose of assets and changes in general economic conditions.

         The quarterly conference call between Oliver G. Richard III, Columbia's chairman, president and CEO, Michael W. O'Donnell, Columbia's chief financial officer, and security analysts will be available, in a listen-only mode, via the Internet at http://www.columbiaenergygroup.com for investors, the press and other members of the public. Due to today's blizzard, the discussion, including statements by Richard and O'Donnell, will begin tomorrow, January 26, at 11:00 a.m. Eastern time.

         To connect via the Internet, access our web site at www.columbiaenergygroup.com and go to the Investor Information section of the site. Next, access the `Pre-event' page and connect to the conference call. From this site you will be able to listen to the call as well as test your browser and/or download the required RealPlayer(TM) plug-in. A playback of the call will also be available later that afternoon from the audio archive section of our web site.


                              - tables to follow -

                              COLUMBIA ENERGY GROUP
                     Summary of Financial and Operating Data

                                                                   TWELVE MONTHS                           THREE MONTHS
                                                                  ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                                                ---------------------                  --------------------
                                                                1999             1998                  1999            1998
                                                                ----             ----                  ----            ----
INCOME STATEMENT DATA
---------------------
($ in millions)
Net Revenues
   Energy sales ...........................................   2,085.5          1,785.7                 538.0           520.3
   Less: Products purchased................................   1,194.4            766.1                 342.3           224.6
                                                              -------          -------                 -----           -----

   Gross Margin............................................     891.1          1,019.6                 195.7           295.7

   Transportation..........................................     706.3            577.2                 209.1           170.9
   Production gas sales....................................     120.2             51.6                  94.7             9.7
   Other...................................................     277.2            213.5                 109.8            59.1
                                                              -------          -------                 -----           -----
Total Net Revenues.........................................   1,994.8          1,861.9                 609.3           535.4
                                                              -------          -------                 -----           -----

Operating Expenses
   Operation and maintenance...............................     937.5            829.2                 264.2           233.0
   Settlement of gas supply charges........................     (31.7)              --                 (1.9)               -
   Depreciation and depletion..............................     229.0            231.9                  43.4            58.5
   Other taxes.............................................     211.6            219.5                  49.8            53.2
                                                              -------          -------                 -----           -----
Total Operating Expenses...................................   1,346.4          1,280.6                 355.5           344.7
                                                              -------          -------                 -----           -----

Operating Income...........................................     648.4            581.3                 253.8           190.7
                                                              -------          -------                 -----           -----

Other Income (Deductions)
   Interest income and other, net..........................      29.2             12.3                  14.6             3.5
   Interest expense and related charges....................    (164.4)          (144.5)                (48.7)          (29.1)
                                                              -------          -------                 -----           -----
Total Other Income (Deductions)............................    (135.2)          (132.2)                (34.1)          (25.6)
                                                              -------          -------                 -----           -----

Income (Loss) from Continuing Operations
     before Income Taxes ..................................     513.2            449.1                 219.7           165.1
Income Taxes...............................................     158.2            148.8                  64.4            56.8
                                                              -------          -------                 -----           -----

Income from Continuing Operations .........................     355.0            300.3                 155.3           108.3
                                                              -------          -------                 -----           -----

Discontinued Operations - net of taxes
   (Loss) from operations..................................     (80.0)           (31.1)                (47.1)          (20.6)
   Estimated (loss) on disposal............................     (25.8)              --                 (12.8)             --
                                                              -------          -------                 -----           -----
   (Loss) from Discontinued Operations - net of taxes......    (105.8)           (31.1)                (59.9)          (20.6)
                                                              -------          -------                 -----           -----

Net Income.................................................     249.2            269.2                  95.4            87.7
                                                              =======          =======                 =====           =====

PER SHARE DATA
--------------

Basic Earnings Per Share of Common Stock ($)
   Continuing operations...................................      4.31             3.60                  1.91            1.30
   (Loss) from discontinued operations.....................     (0.97)           (0.37)                (0.58)          (0.25)
   Estimated (loss) on disposal............................     (0.31)              --                 (0.16)             --
                                                              -------          -------                 -----           -----
   Basic Earnings Per Share................................      3.03             3.23                  1.17            1.05
                                                              =======          =======                 =====           =====

Diluted Earnings Per Share of Common  Stock ($)
   Continuing operations...................................      4.29             3.58                  1.89            1.29
   (Loss) from discontinued operations.....................     (0.97)           (0.37)                (0.57)          (0.24)
   Estimated (loss) on disposal............................     (0.31)              --                 (0.16)             --
                                                              -------          -------                 -----           -----
   Diluted Earnings Per Share..............................      3.01             3.21                  1.16            1.05
                                                              =======          =======                 =====           =====

   Basic Average Common Shares Outstanding (millions)......      82.2             83.4                  81.3            83.5
   Diluted Average Common Shares (millions)................      82.7             83.7                  82.0            83.9

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



OPERATING INCOME (LOSS) BY SEGMENT
----------------------------------
($ in millions)
                       TRANSMISSION AND STORAGE OPERATIONS
                       -----------------------------------

                                                                   TWELVE MONTHS                          THREE MONTHS
                                                                 ENDED DECEMBER 31,                    ENDED DECEMBER 31,
                                                                 ------------------                    ------------------
                                                                 1999          1998                    1999          1998
                                                                 ----          ----                    ----          ----
OPERATING REVENUES
   Transportation revenues ........                             615.0          620.4                   172.8         175.2
   Storage revenues ...............                             182.4          186.0                    43.9          48.3
   Other revenues .................                              39.0           32.3                     9.0           5.2
                                                                -----          -----                   -----         -----
Total Operating Revenues ..........                             836.4          838.7                   225.7         228.7
                                                                -----          -----                   -----         -----

OPERATING EXPENSES
   Operation and maintenance ......                             358.9          358.9                    94.5          96.9
   Settlement of gas supply charges                             (31.7)            --                    (1.9)           --
   Depreciation ...................                             106.2          101.8                    26.4          26.0
   Other taxes ....................                              52.9           51.9                    12.1          11.0
                                                                -----          -----                   -----         -----
Total Operating Expenses ..........                             486.3          512.6                   131.1         133.9
                                                                -----          -----                   -----         -----

OPERATING INCOME ..................                             350.1          326.1                    94.6          94.8
                                                                =====          =====                   =====         =====


                             DISTRIBUTION OPERATIONS
                             -----------------------

                                                                    TWELVE MONTHS                          THREE MONTHS
                                                                 ENDED DECEMBER 31,                      ENDED DECEMBER 31,
                                                               ----------------------                  --------------------
                                                               1999              1998                  1999            1998
                                                               ----              ----                  ----            ----
NET REVENUES
   Sales revenues ...................................        1,705.5           1,686.3                 421.6           487.2
   Less: Cost of gas sold............................        1,137.6           1,005.4                 272.6           282.3
                                                             -------           -------                 -----           -----
   Net Sales Revenues................................          567.9             680.9                 149.0           204.9
                                                             -------           -------                 -----           -----

   Transportation revenues...........................          317.3             183.2                  95.8            60.6
   Less: Associated gas  costs.......................           32.6              17.1                   8.5             4.6
                                                             -------           -------                 -----           -----
   Net Transportation Revenues.......................          284.7             166.1                  87.3            56.0
                                                             -------           -------                 -----           -----

Net Revenues.........................................          852.6             847.0                 236.3           260.9
                                                             -------           -------                 -----           -----

OPERATING EXPENSES
   Operation and maintenance.........................          406.9             386.7                 107.7           111.0
   Depreciation......................................           54.5              82.2                 (10.1)           20.3
   Other taxes.......................................          136.6             152.3                  32.2            38.9
                                                             -------           -------                 -----           -----
Total Operating Expenses.............................          598.0             621.2                 129.8           170.2
                                                             -------           -------                 -----           -----

OPERATING INCOME.....................................          254.6             225.8                 106.5            90.7
                                                             =======           =======                 =====           =====

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                      EXPLORATION AND PRODUCTION OPERATIONS
                      -------------------------------------

                                                                    TWELVE MONTHS                          THREE MONTHS
                                                                  ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                                                ---------------------                  --------------------
                                                                1999             1998                  1999            1998
                                                                ----             ----                  ----            ----
OPERATING REVENUES
   Gas revenues .....................................           123.1            113.9                  36.9            27.4
   Other revenues....................................            21.7             13.6                  10.1             3.5
                                                                -----            -----                  ----            ----
Total Operating Revenues.............................           144.8            127.5                  47.0            30.9
                                                                -----            -----                  ----            ----

OPERATING EXPENSES
   Operation and maintenance.........................            53.9             44.6                  13.9            11.4
   Depreciation and depletion........................            36.9             36.5                  11.0             9.0
   Other taxes.......................................             9.8              9.2                   2.0             1.7
                                                                -----            -----                  ----            ----
Total Operating Expenses.............................           100.6             90.3                  26.9            22.1
                                                                -----            -----                  ----            ----

OPERATING INCOME.....................................            44.2             37.2                  20.1             8.8
                                                                =====            =====                  ====            ====



                           ENERGY MARKETING OPERATIONS
                           ---------------------------

                                                                   TWELVE MONTHS                          THREE MONTHS
                                                                 ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                                                ---------------------                  --------------------
                                                                1999             1998                  1999            1998
                                                                ----             ----                  ----            ----
NET REVENUES
   Propane...........................................           152.9             63.1                  74.4            20.1
   Gas...............................................            88.9             21.6                  23.4            17.2
   Petroleum.........................................           127.7               --                  56.9              --
                                                                -----            -----                 -----            ----
Total................................................           369.5             84.7                 154.7            37.3
Less: Products purchased.............................           306.6             54.0                 135.3            27.0
                                                                -----            -----                 -----            ----

Gross Margin.........................................            62.9             30.7                  19.4            10.3

Other revenues.......................................            27.2             11.5                  12.0             4.2
                                                                -----            -----                 -----            ----

Net Revenues.........................................            90.1             42.2                  31.4            14.5
                                                                -----            -----                 -----            ----

OPERATING EXPENSES
   Operation and maintenance.........................           109.5             47.0                  43.3            17.7
   Depreciation......................................            26.6              5.8                  14.9             2.0
   Other taxes.......................................             8.5              3.0                   2.5             0.8
                                                                -----            -----                 -----            ----
Total Operating Expenses.............................           144.6             55.8                  60.7            20.5
                                                                -----            -----                 -----            ----

OPERATING (LOSS).....................................           (54.5)           (13.6)                (29.3)           (6.0)
                                                                =====            =====                 =====            ====

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)



                   POWER GENERATION, LNG AND OTHER OPERATIONS
                   ------------------------------------------

                                                                     TWELVE MONTHS                         THREE MONTHS
                                                                   ENDED DECEMBER 31,                    ENDED DECEMBER 31,
                                                                 ---------------------                 ---------------------
                                                                 1999             1998                 1999             1998
                                                                 ----             ----                 ----             ----
OPERATING REVENUES
   Power generation..................................            78.5              8.3                  72.5             1.9
   LNG...............................................             9.3             10.3                   2.6             2.6
   Other.............................................             0.9              0.5                   0.5             0.1
                                                                 ----             ----                  ----             ---
Total Operating Revenues.............................            88.7             19.1                  75.6             4.6
                                                                 ----             ----                  ----             ---

OPERATING EXPENSES
   Operation and maintenance.........................            16.7             12.2                   6.5             3.6
   Depreciation......................................             0.1              0.1                    --             0.1
   Other taxes.......................................             0.4              0.2                   0.1              --
                                                                 ----             ----                  ----             ---
Total Operating Expenses.............................            17.2             12.5                   6.6             3.7
                                                                 ----             ----                  ----             ---

OPERATING INCOME.....................................            71.5              6.6                  69.0             0.9
                                                                 ====             ====                  ====             ===



                                    CORPORATE
                                    ---------

                                                                    TWELVE MONTHS                           THREE MONTHS
                                                                   ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                                                 ---------------------                  --------------------
                                                                 1999             1998                  1999            1998
                                                                 ----             ----                  ----            ----
OPERATING INCOME (LOSS)..............................           (17.5)            (0.8)                 (7.1)            1.5
                                                                =====             ====                  ====             ===

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)






                                                              DECEMBER 31, 1999          DECEMBER 31, 1998
                                                              -----------------          -----------------
CAPITALIZATION
--------------
($ in millions)

Common Stock Equity
     Common stock,  $.01 par value, authorized
     200,000,000 shares, issued 83,786,942
     and 83,511,878 shares, respectively*.................               0.8                     835.1

     Additional paid in capital*..........................           1,611.6                     761.8

     Retained earnings....................................             586.9                     409.5

     Unearned employee compensation.......................              (0.6)                     (0.9)

     Accumulated Other Comprehensive Income:
       Foreign currency translation adjustment............               0.3                      (0.2)

     Treasury stock, at cost (2,478,500 shares held as of
       December 31, 1999).................................            (135.0)                       --
                                                                     -------                   -------

Total Common Stock Equity.................................           2,064.0                   2,005.3

Long-Term Debt............................................           1,639.7                   2,003.1
                                                                     -------                   -------

Total Capitalization......................................           3,703.7                   4,008.4
                                                                     =======                   =======

Short-Term Debt...........................................             465.5                     144.8
                                                                     =======                   ========

* The par value of the common stock was reduced from $10 to $.01 per share and the number of authorized shares of common stock increased from 100 million to 200 million effective May 19, 1999. During the second quarter of 1999, this change resulted in a transfer of $834.3 million from the common stock account to the additional paid in capital account.

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                                                                    TWELVE MONTHS                         THREE MONTHS
                                                                  ENDED DECEMBER 31,                     ENDED DECEMBER 31,
                                                                ---------------------                  ---------------------
                                                                1999             1998                  1999             1998
                                                                ----             ----                  ----            ----

TOTAL REVENUES ($ IN MILLIONS).......................         3,221.8          2,645.1                 960.0            764.5

AVERAGE PRICE OF GAS PRODUCTION ($ PER MCF)
     U.S.............................................            2.66             2.91                  3.14             2.63
     Canada..........................................            2.25             2.61                  2.06             2.25

OPERATING DATA
   Gas Production (billion cubic feet):
     U.S.............................................            45.6             39.0                  11.6             10.4
     Canada..........................................             0.2              0.1                   0.1               --
                                                              -------          -------                ------           ------
     Total...........................................            45.8             39.1                  11.7             10.4
                                                              =======          =======                ======           ======

   Energy Marketing sales:
     Propane (millions of gallons)...................           178.3             66.5                  82.5             22.0
     Gas (billion cubic feet)........................            28.4              6.1                   9.3              3.0
     Petroleum (millions of gallons).................           202.4               --                  79.9               --

THROUGHPUT
  Transmission (billion cubic feet):
     Transportation
      Columbia Transmission
        Market area..................................         1,005.7            947.8                 298.0            273.2
      Columbia Gulf
        Mainline.....................................           594.2            563.3                 152.8            142.7
        Short-haul...................................           220.2            231.2                  54.1             52.9
        Intrasegment eliminations....................          (569.3)          (544.8)               (149.2)          (138.0)
                                                              -------          -------                ------           ------
  Total Throughput...................................         1,250.8          1,197.5                 355.7            330.8
                                                              =======          =======                ======           ======

  Distribution (billion cubic feet):
   Gas sales.........................................           179.7            207.6                  54.3             63.9
   Transportation....................................           346.2            287.7                  95.6             80.9
                                                              -------          -------                ------           ------
  Total Throughput...................................           525.9            495.3                 149.9            144.8
  Off-System Sales...................................           170.9             62.9                   3.8              2.6
                                                              -------          -------                ------           ------
  Total Sold and Transported.........................           696.8            558.2                 153.7            147.4
                                                              =======          =======                ======           ======

  DEGREE DAYS (DISTRIBUTION SERVICE TERRITORY)
    Actual...........................................            5,171           4,635                 1,830            1,757
    Normal...........................................            5,600           5,600                 2,032            2,032
    % Colder (warmer) than normal....................               (8)            (17)                  (10)             (14)
    % Colder (warmer) than prior period..............               12             (19)                    4              (16)